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                                                                    EXHIBIT 11.1

                              AURUM SOFTWARE, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                       (IN THOUSANDS, EXCEPT SHARE DATA)

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
                                                 THREE MONTHS    SIX MONTHS
                                                    ENDED          ENDED
                                                   JUNE 30,       JUNE 30,
                                                -------------- --------------
                                                 1997    1996   1997    1996
                                                ------- ------ ------- ------
Net income (loss).............................. $   502 $   56 $   969 $ (607)
                                                ======= ====== ======= ======
Weighted average common shares outstanding.....  11,626  3,056  11,598  2,930
Common stock equivalents relating to options
 and preferred stock...........................     440  4,762     420     --
Common stock and common stock options issued
 during the 12-month period prior to the
 initial public offering in accordance with
 Staff Accounting Bulletin No. 83 (using the
 treasury stock method)........................      --  1,155      --  1,155
                                                ------- ------ ------- ------
                                                 12,066  8,973  12,018  4,085
                                                ======= ====== ======= ======
Net income (loss) per share(1)................. $  0.04 $ 0.01 $  0.08 $(0.15)
                                                ======= ====== ======= ======
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(1) There is no difference between primary and fully diluted net income (loss)
    per share.